UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 2, 2008 (May 28, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.
     On May 28, 2008, Fremont General Corporation (the “Company”) entered into a Forbearance Agreement (the “Agreement”) with Tennenbaum Multi-Strategy Master Fund (“Tennenbaum”), the majority holder of the Company’s $166.5 million of Series B 7.875% Senior Notes due March 2009 (“Senior Notes”), which is intended, among other things, to facilitate the closing of the transactions contemplated by the Purchase and Assumption Agreement (the “Purchase Agreement”), dated April 13, 2008, by and among the Company, Fremont Investment & Loan (“Bank”), CapitalSource, Inc. (“CapitalSource”) and certain subsidiaries of each company, which provides for the sale by the Bank of certain designated assets and certain liabilities, including all of the Bank’s deposits to CapitalSource Bank, a proposed California industrial bank and indirect wholly-owned subsidiary of CapitalSource.
     Pursuant to the terms of the Agreement, Tennenbaum agreed that during the Forbearance Period (as defined below), it will not, and will direct the trustee of the Senior Notes not to, take, or cause another person to take, any action, to accelerate (or cause the acceleration of) the maturity of the Senior Notes or to otherwise enforce payment of the overdue principal on the Senior Notes, or to exercise any other default-related rights and remedies available to Tennenbaum against the Company under the Indenture, dated March 1, 1999 (the “Indenture”) for the Senior Notes or applicable law with respect to the Senior Notes. Upon the expiration of the Forbearance Period, Tennenbaum will be entitled, but not required, to exercise any of its rights and remedies under the Agreement, the Indenture, or applicable law. In accordance with the Agreement, the Company will pay for certain fees and expenses incurred by Tennenbaum in connection with the Agreement. The “Forbearance Period” means the period commencing from May 28, 2008 through the earliest to occur of (i) the consummation of the transactions contemplated by the Purchase Agreement; (ii) the Bank’s banking regulators denial of the transactions contemplated by the Purchase Agreement; (iii) the termination of the Purchase Agreement; or (iv) such earlier date upon the occurrence of certain events.
     Also under the terms of the Agreement, Tennenbaum, as the majority holder of the Senior Notes, instructed the trustee to enter into the Supplemental Indenture (the “Supplemental Indenture”), which was effective on May 28, 2008. The Supplemental Indenture modifies the terms of the Indenture to, under certain circumstances, prevent any portion of the Senior Notes from being declared immediately due and payable under any provision of the Indenture, other than an event of default that occurs relating to insolvency or bankruptcy proceedings, until after the Forbearance Period. The Supplemental Indenture will have the effect of not permitting other holders of the Senior Notes to exercise their remedy, if any, to accelerate the maturity of the Senior Notes that they otherwise would have been entitled to under the Indenture during the Forbearance Period.
     As previously reported in a Current Report on Form 8-K filed on March 18, 2008, the Company delayed its semi-annual interest payment of approximately $6.6 million which was payable on March 17, 2008 on the Senior Notes and entered into negotiations with Tennenbaum. Under the terms of the Indenture, the Company’s failure to pay such semi-annual interest payment constituted an event of default entitling Tennenbaum, as the holder of at least 25% of the outstanding principal amount of the Senior Notes, to declare the entire principal amount of the Senior Notes to be immediately due and payable.
     A copy of the Agreement and Supplemental Indenture are attached to this Current Report on Form 8-K as Exhibits 10.1 and 4.1, respectively, and are incorporated by reference as though fully set forth herein. The foregoing summary description of the Agreement, the Supplemental Indenture and the transactions contemplated therein are not intended to be complete and are qualified in their entirety by the complete text of the Agreement and the Supplemental Indenture. The Agreement and the Supplemental Indenture are filed in this Form 8-K to provide information regarding their terms and are not intended to provide any other factual information about the Company.
     A news release announcing the execution of the Agreement and Supplemental Indenture was issued on June 2, 2008. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

Exhibit 4.1	Supplemental Indenture, dated May 28, 2008

Exhibit 10.1	Forbearance Agreement, dated May 28, 2008

Exhibit 99.1	News Release issued by the Company, dated June 2, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: June 2, 2008	By:	/s/ RICHARD A. SANCHEZ
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer